Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Large Cap Value Fund, which was held on October 19, 2001, the following actions were taken: Item 1. Trustees of the trust were elected as follows.

                                   Number of Shares
Nominee                  For          Withhold Authority
Jeffrey L. Shames        40,449             --
John W. Ballen           40,449             --
Lawrence H. Cohn         40,449             --
J. David Gibbons         40,449             --
William R. Gutow         40,449             --
J. Atwood Ives           40,449             --
Abby M. O'Neill          40,449             --
Lawrence T. Perera       40,449             --
William J. Poorvu        40,449             --
Arnold D. Scott          40,449             --
J. Dale Sherratt         40,449             --
Elaine R. Smith          40,449             --
Ward Smith               40,449             --
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 40,449
Against-
Abstain-
Broker non-votes-
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 40,449
Against-
Abstain-
Item 5.The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the six months ending October 31, 2001.
Number of Shares
For 40,449
Against-
Abstain-